July 10, 2008

Francis McDonnell



Dear Frank:

We are pleased to extend an offer of employment to join The Navigators Group, Inc. as Senior Vice President, The Navigators Group, Inc. Details of the offer are as follows:

Position:              Senior Vice President and Chief Financial Officer
--------               The Navigators Group, Inc.
                       Navigators Management Company, Inc.

                       Senior Vice President, Chief Financial Officer and
                       Director
                       Navigators Insurance Company
                       NIC Insurance Company


Positions Reports to:  President and Chief Executive Officer
--------------------   The Navigators Group, Inc.

Base Salary:           $425,000 per annum, payable semi-monthly.
-----------

Bonus:                 You will participate in the annual incentive compensation
-----                  program of The Navigators Group, Inc. beginning with the
                       2008 year. Your guaranteed bonus for the 2008 calendar year is $425,000, $275,000 of which will be paid in cash and $150,000 on a deferred basis in the form of Navigators stock with the bonus payment schedule for all other Navigators employees. Starting in 2009, you will be eligible for a bonus of 85% of your base salary, with a potential to earn up to 127.5%. Your actual bonus is based on a combination of corporate (50%) and individual
                       (50%) achievement. Sixty percent of your bonus will be paid in cash and forty percent of your bonus will be paid on a deferred basis in the form of Navigators stock. The stock grant portion under the annual incentive compensation program vests 25% annually over four years from the anniversary of the grant date.

Long Term Incentives:  You will be awarded a stock grant consisting of 22,000
--------------------   shares of restricted common stock in The Navigators
                       Group,

                       Inc. This stock will vest annually over a four year period, with the first 25% vesting twelve months from the commencement of your employment. Navigators' stock has enjoyed substantial growth over the past five years and is intended as a long term incentive for profitable underwriting results. You will be eligible for a stock grant for 2009 (granted in 2010) and additional future stock grants awards in accordance with Navigators compensation practices.


Relocation Assistance: We will reimburse actual expenses incurred for --------------------- the relocation of your primary residence to the Rye Brook area, up to $100,000. Eligible expenses are as follows:
                       Brokerage commission, mortgage application fee and origination costs, associated closing costs and household moving expenses.

Benefits:              You will be eligible to participate in all benefit plans
                       and programs of the Company including medical, dental, life insurance, 401(k), Money Purchase Plan, a discounted
                       Employee Stock Purchase plan in accordance with the terms and conditions of the plan documents. Nothing in this letter should be construed as a guarantee of any particular level of benefits or of your participation in any of the benefit plans.

Vacation:              You are eligible for 4 weeks paid vacation. An additional
---------              day is added for each year completed with Navigators, to
                       a maximum of 22 vacation days per year.

Location:              You will be based in the Rye Brook, New York corporate
--------               headquarters. We expect that your responsibilities will
                       require business travel.



This offer is conditional upon your successful completion of pre-employment drug screen, and background check including verification of compensation and equity grants.

Frank, we believe this is truly an exceptional opportunity for you to join the senior management team of a profitable and growing public corporation. Our culture emphasizes integrity, professionalism and pride. We are a pay for performance organization, and intend to reward performers commensurate with their contribution to corporate results and the growth of shareholder value.

I hope you will find our employment offer to be attractive, and that you will join Navigators as soon as possible. I look forward to your response.

                                                  Sincerely,


                                                  Stanley Adam Galanski
                                                  President and CEO
                                                  The Navigators Group, Inc.
                                                  Navigators Management Company
                                                  Navigators Insurance Company





ACCEPTED:_______________________________      Date:__________________
                   Frank McDonnell

To:     Frank McDonnell
From :  Stan Galanski
Re:     Navigators Offer Letter
Date:   July 11, 2008


Frank,

This letter is intended to supplement the offer to you from The Navigators Group, Inc. (the "Company"), set forth in the Company's offer letter to you, to become the Chief Financial Officer of the Company, and to confirm our agreement as follows:

     1. In the event that within one year following a change of control of the Company (as defined in the Company's 2005 Stock Plan), you are terminated other than for cause or suffer a substantial diminution of your responsibilities, then all of the outstanding shares of common stock of the Company issued to you in your initial stock grant and in March 2009 in connection with your annual bonus shall immediately become fully vested.

     2. If at any time during your employment with the Company you are terminated other than for cause, then, in addition to any accelerated vesting of stock to which you may be entitled pursuant to paragraph 1 above, you will be entitled to receive a severance payment equal to one year's base salary plus the cash portion of your pro rata earned bonus for the year in which such termination occurs.

     3. With respect to the Company's agreement in the offer letter to pay up to $100,000 of your relocation expenses, the Company agrees that up to 50% of this amount may be applied by you toward the purchase of a home within commuting distance of the Company's Rye Brook executive office.

Please confirm your agreement with the foregoing by executing this letter in the space provided below and returning the fully executed letter to me. We very much look forward to your joining the Company.

Sincerely,

THE NAVIGATORS GROUP, INC.

By:  ____________________
     Stanley A. Galanski

Agreed to and accepted as of the date first written above:

________________________
    Frank McDonnell